ARRIN BACKGROUND, INC.

Cancellation Agreement

          This CANCELLATION AGREEMENT (the “Agreement”), dated as of June 26, 2009, by and among Arrin Background, Inc. (“Arrin”) and William Willard (the “Stockholder”), contemplates the cancellation of 13,965,000 shares of Arrin common stock (the “Shares”).

          WHEREAS, the Stockholder is the holder of an aggregate of 13,965,000 shares of Arrin common stock; and

          WHEREAS, on June 26 2009, Arrin, Sportwall International, Inc. (“Sportwall”), and certain shareholders of Sportwall whose aggregate holdings represent 54% of the outstanding capital of Sportwall, entered into a Share Exchange Agreement (the “Share Exchange Agreement”) that contemplated the cancellation of 13,965,000 shares of Arrin common stock; and

          WHEREAS, pursuant to the terms hereof the Stockholder agrees to the cancellation of the Shares.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Cancellation of the Shares. Arrin hereby cancels the Shares and the Stockholder acknowledges and agrees with this cancellation.

2.	Waiver. The Stockholder hereby waives any and all rights and interests they have, had or may have with respect to the cancelled common stock.

3.

Effective Date. This Agreement shall become effective only upon the closing of the Share Exchange Agreement. In the event that the transactions contemplated by the Share Exchange Agreement are not completed, this Agreement shall become null and void.

4.	Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

5.

Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

6.	Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither Arrin nor the Stockholder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARRIN BACKGROUND, INC.

By:	/s/ Catherine Lamberti

Name: Catherine Lamberti
Title: CEO

THE STOCKHOLDER

/s/William Willard

William Willard